Filed with the Securities and Exchange Commission on

                                                                                    Securities Act Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S‑8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LITHIA MOTORS, INC.

 (Exact name of registrant as specified in its charter)

Oregon (State of incorporation)	93-0572810 (I.R.S. Employer Identification No.)
360 E. Jackson St., Medford, Oregon (Address of principal executive offices)	97501 (Zip Code)

2003 STOCK INCENTIVE PLAN

 (Full title of the plan)

Sidney B. DeBoer, Chief Executive Officer

360 E. Jackson St.

Medford, Oregon 97501

(541) 776-6899

 (Name, address and telephone number of agent for service)

Copies to:

Kenneth E. Roberts, Esq.

Roberts Kaplan LLP

601 SW 2nd Avenue, Suite 1800.

Portland, Oregon  97204

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)

Large accelerated filer ☐ Non-accelerated filer ☐	Accelerated filer ☒ Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
		Proposed	Proposed
	Number of	Maximum	Maximum	Amount of
Title of Securities	Shares Being	Offering Price	Aggregate	Registration
Being Registered	Registered (1)	Per Share (2)	Offering Price (2)	Fee

Class A Common Stock	600,000	$8.52	$5,112,000	$364.49

(1)           The shares of Common Stock represent the number of shares which may be issued pursuant to the 2003 Stock Incentive Plan.  In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares which may be issuable as a result of the anti-dilution provisions of Plan.

(2)           The maximum offering price for the shares cannot presently be determined as the offering price is established at the time shares are issued.  Pursuant to Rule 457(h), the offering price is estimated based on the last sale price reported for the Common Stock on NYSE on August 10, 2010, and the maximum offering price is calculated for the sole purpose of determining the Registration Fee.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

            At the Annual Meeting of Shareholders of Lithia Motors, Inc., (the ”Company”) held on April 28, 2010, the shareholders of the Company approved an amendment to the Company’s 2003 Stock Incentive Plan (“Plan”) increasing the number of shares of Common Stock authorized for issuance pursuant to the Plan from the previously registered amount of 2,200,000 shares to 2,800,000 shares.

            The purpose of this Registration Statement on Form S-8 is to register an additional 600,000 shares of Common Stock issuable under the Plan.

Item 3. Incorporation of Documents by Reference.

            The following documents filed by Lithia Motors, Inc. (the “Company”) with the Securities and Exchange Commission are incorporated by reference in this registration statement:

1.      The Company’s Annual Report filed on Form 10-K for the fiscal year ended December 31, 2009, filed March 3, 2010 (Film No. 10654364).

2.      The Company’s Quarterly Report filed on Form 10-Q for the period ended March 31, 2010, filed April 30, 2010 (Film No. 10787670)

3.      The Company’s Quarterly Report filed on Form 10-Q for the period ended June 30, 2010 filed August 5, 2010 (Film No. 10993916)

4.      The Company’s Form 8-K’s filed April 12, 2010, April 27, 2010, April 28, 2010, April 29, 2010, May 4, 2010, May 10, 2010, May 25, 2010, June 30, 2010, July 20, 2010, July 29, 2010 and August 10, 2010.

            All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the 2009 Annual Report; and all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

            For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

               Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

               Not Applicable.

Item 6.   Indemnification of Directors and Officers.

               Not applicable

Item 7.   Exemption from Registration Claimed.

              Not applicable.

Item 8.   Exhibits.

               See the Exhibit Index

Item 9.   Undertakings.

            The undersigned registrant hereby undertakes:

            (A)  To file, during any period in which offers or sales are being made, a post‑effective amendment to this registration statement:

            (1)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (2)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (3)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs 1 and 2 do not apply if the information required to be included in a post‑effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (B)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (C)  To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (D)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (E)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that the claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, unless in the opinion of its counsel the matter has been settled by controlling precedent, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The foregoing undertaking shall not apply to indemnification which is covered by insurance.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medford, State of Oregon, on the 10th   day of August, 2010.

                                                            LITHIA MOTORS, INC.

                                                            By:       /s/ Jeffrey B. DeBoer

                                                                        Jeffrey B. DeBoer,

                        Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

By:       /s/ Sidney B. DeBoer                                                               Date: August 10, 2010

     Sidney B. DeBoer, Chief Executive Officer and

     Chairman of the Board of Directors

By:       /s/ Bryan B. DeBoer                                                                Date: August 10, 2010

     Bryan B. DeBoer, President, Director

By:       /s/ William Young                                                                    Date: August 10, 2010

     William Young, Director

By:       /s/ Thomas Becker                                                                   Date: August 10, 2010

     Thomas Becker, Director

By:       /s/ Susan O. Cain                                                                     Date:  August 10, 2010

     Susan O. Cain, Director

EXHIBIT  INDEX

Exhibit

5.1       Opinion of Roberts Kaplan LLP

23.1     Consent of Independent Registered Public Accounting Firm

23.2     Consent of Roberts Kaplan  LLP (included in Exhibit 5.1)

99        Amended and Restated 2003 Stock Incentive Plan

            (Incorporated by reference in Form 10-K, filed March 8, 2006, (SEC File No. 001-14733))